Exhibit 10.2

MASTER SERVICES AND DIGITAL PLATFORM AGREEMENT

Effective Date: 1 July 2026

PARTIES:

1.	SUN, a corporation organized and existing under the laws of the State of Wyoming, having its principal place of business at 10 Lily Pond Lane, East Hampton, New York 11937, USA ("SUN"); and

2.	PHOENIX DANCE THEATRE, having its registered office at 2 St Cecilia St, Quarry Hill, Leeds LS2 7PA, United Kingdom ("Phoenix").

SUN and Phoenix are hereinafter referred to individually as a "Party" and collectively as the "Parties."

1. Purpose and Order of Precedence

1.1 Appointment. Phoenix hereby appoints SUN to provide the platform, digital-development, content-integration, maintenance, and support services set forth in this Agreement and Schedule 1 (collectively, the "Services"), and SUN accepts such appointment upon the terms and conditions set forth herein.

1.2 Complete Agreement and Precedence. This Agreement, including all Schedules attached hereto and each written change order executed by both Parties, constitutes the entire agreement between the Parties concerning the subject matter hereof. In the event of any conflict or inconsistency among the terms of this Agreement, the order of precedence shall be:

•	(a) a duly executed change order, but solely with respect to the specific scope expressly modified thereby;

•	(b) the main body of this Agreement; and

•	(c) the Schedules.

1.3 Change Requests. Neither Party shall be obligated to proceed with any change to the Services unless and until both Parties execute a formal change order detailing such change, its impact on fees, the applicable timetable, operational assumptions, and acceptance criteria.

2. Term

2.1 Initial Term. This Agreement shall commence on 1 July 2026 (the "Effective Date") and shall continue in full force and effect for a period of thirty-six (36) months, expiring on 30 June 2029, unless terminated earlier in accordance with Clause 15 (the "Term").

2.2 Renewal. This Agreement may be renewed or extended only by a written instrument explicitly signed by authorized representatives of both Parties at least sixty (60) days prior to the expiration of the then-current Term.

3. Services and Project Governance

3.1 Scope of Services. SUN shall deploy, configure, and operate digital audience infrastructure for Phoenix, encompassing virtual-performance functionality, audience-engagement tools, content-management capabilities, hosting, optimization, and content-integration services, all in strict accordance with Schedule 1.

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3.2 Performance Standards. SUN shall perform the Services with reasonable skill and care and in accordance with professional industry standards, utilizing suitably qualified and experienced personnel. SUN may utilize subcontractors to perform portions of the Services, provided that SUN remains fully liable for the performance of such subcontractors and ensures they are bound by confidentiality obligations no less restrictive than those contained herein.

3.3 Project Governance. Each Party shall appoint a dedicated project manager. The designated project managers shall convene at least monthly during the implementation phase and quarterly thereafter, maintaining a contemporaneous written project log tracking key decisions, project risks, dependencies, and change requests.

3.4 Phoenix Cooperation. Phoenix shall provide SUN with timely access to Phoenix's content, systems, premises, designated personnel, necessary approvals, and information reasonably required for SUN to execute the Services. Any delay caused by Phoenix's failure to meet these obligations may result in a reasonable extension of timelines and an equitable adjustment to charges via an executed change order.

4. Delivery, Testing, and Acceptance

4.1 Delivery Milestones. SUN shall deliver the project milestones set forth in Schedule 1. Project delivery dates are estimates unless expressly designated as binding and fixed in a signed change order.

4.2 Acceptance Review. Within ten (10) Business Days following the delivery of any milestone, Phoenix shall either:

•	(a) issue a written notice of acceptance; or

•	(b) specify in reasonable detail any material failure of the deliverable to conform to the agreed acceptance criteria.

Upon receipt of a valid notice of non-conformance, SUN shall use commercially reasonable efforts to correct the material defect and resubmit the deliverable for review.

4.3 Deemed Acceptance. A deliverable shall be deemed fully accepted upon the earliest to occur of:

•	(a) failure by Phoenix to provide a timely notice of rejection pursuant to Clause 4.2;

•	(b) deployment of the deliverable into a production environment or commercial/substantive use thereof by Phoenix; or

•	(c) satisfaction of the stated acceptance criteria.

Minor defects that do not materially impair the operational use of the deliverable shall not constitute grounds for rejection and shall instead be addressed through standard maintenance and support processes.

5. Fees, Invoicing, and Taxes

5.1 Consideration. Phoenix shall pay SUN the fees specified in Schedule 2. The aggregate contract value is US$350,000, exclusive of Value Added Tax (VAT) and any other applicable taxes. All payments shall be made in United States dollars via wire transfer to the bank account designated in writing on SUN’s invoice.

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5.2 Invoicing Schedule. SUN shall issue invoices for:

•	(a) the initial implementation fee on the Effective Date;

•	(b) milestone fees upon acceptance or deemed acceptance of the relevant milestone; and

•	(c) recurring fees monthly in advance.

Unless otherwise set forth in Schedule 2, undisputed invoices are due and payable within thirty (30) days of the invoice date.

5.3 Late Payments and Suspension. Any undisputed sums remaining unpaid after the due date shall accrue interest daily at the rate of 4% per annum above the base rate of the Bank of England, or the maximum rate permitted by applicable law, whichever is lower. Without prejudice to any other remedies, SUN reserves the right to suspend the performance of affected Services upon providing not less than ten (10) Business Days’ prior written notice of non-payment.

5.4 Taxes. Phoenix shall bear all applicable VAT, sales, use, and similar transactional taxes, excluding taxes levied solely on SUN’s net income. If Phoenix is required by law to withhold any taxes from payments due to SUN, Phoenix shall furnish official tax withholding receipts and cooperate fully with SUN to minimize such withholding obligations.

6. Intellectual Property Rights

6.1 Background Technology. Each Party retains all right, title, and interest in and to its respective pre-existing or independently developed software, platforms, tools, templates, documentation, know-how, data, content, and intellectual property rights ("Background Technology").

6.2 Custom Deliverables Assignment. Subject to the receipt of full payment of all applicable fees, SUN hereby assigns to Phoenix all worldwide right, title, and interest in and to bespoke creative, design, content, and documentation deliverables expressly designated in Schedule 1 or a signed change order as "Custom Deliverables" (the "Assigned Deliverables"). This assignment shall take effect automatically upon creation, and SUN shall secure necessary assignments from its employees and contractors to effectuate this provision.

6.3 SUN Platform Retention. SUN retains all right, title, and interest in and to the SUN platform, generic software components, APIs, frameworks, workflows, libraries, tools, methodologies, and related know-how. To the extent any SUN materials are embedded within an Assigned Deliverable, SUN hereby grants Phoenix a non-exclusive, worldwide, perpetual, royalty-free license to use such embedded materials solely as incorporated in, and necessary for the utilization of, the Assigned Deliverable for Phoenix’s internal and public-facing activities.

6.4 Customer Content License. Phoenix grants SUN a non-exclusive, worldwide, royalty-free license during the Term to host, reproduce, adapt, display, and process Phoenix's content and data strictly as necessary to deliver the Services. Phoenix warrants that it holds all necessary rights and clearances to grant this license.

6.5 Restrictions. Except as expressly authorized under this Agreement or mandatory law, Phoenix shall not access, copy, reverse engineer, decompile, resell, lease, or otherwise make available the SUN platform to any third party.

7. Data Protection and Security

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7.1 Compliance. Both Parties shall comply with all applicable data protection legislation, including the UK GDPR and the Data Protection Act 2018. Where SUN processes personal data on behalf of Phoenix, Phoenix acts as the data controller and SUN acts as the data processor, subject to the terms of Schedule 3.

7.2 Security Measures. SUN shall maintain technical and organizational security measures appropriate to the risks involved, including access controls, data encryption in transit, routine backups, and incident response procedures. SUN shall notify Phoenix without undue delay upon confirmation of any personal data breach impacting Phoenix data and shall cooperate reasonably with remediation efforts.

7.3 Special Category Data. Phoenix shall not submit or upload special category data or data concerning minors unless the Parties execute a prior written addendum establishing additional safeguards and instructions.

8. Confidentiality and Publicity

8.1 Confidential Information. Each Party shall maintain the confidentiality of all proprietary or non-public information received from the other Party ("Confidential Information") and shall utilize such information solely for the performance or receipt of the Services.

8.2 Exclusions. Confidential Information shall not include information that:

•	(a) is or becomes publicly known through no breach of the receiving Party;

•	(b) was already lawfully known to the receiving Party without restriction;

•	(c) is independently developed by the receiving Party without reference to the disclosing Party's information; or

•	(d) is received from a third party free of restrictions.

8.3 Permitted Disclosures. A Party may disclose Confidential Information to its directors, officers, employees, professional advisers, and subcontractors who have a direct need to know and are bound by binding confidentiality obligations, or where compelled by applicable law or regulation, provided advance notice is given where legally permissible.

8.4 Publicity and Securities Disclosures. Neither Party shall issue press releases or utilize the other Party’s brand names or logos without prior written consent, except that SUN may make disclosures mandated by applicable securities laws and regulations, including SEC reporting obligations. SUN shall provide advance notice to Phoenix regarding any regulatory disclosures concerning Phoenix to the extent practicable.

9. Warranties

9.1 Authority. Each Party warrants that it possesses full corporate power and authority to enter into and execute this Agreement.

9.2 Performance Warranty. SUN warrants that the Services will be performed with reasonable skill and care and will conform materially to applicable documentation. Phoenix’s exclusive remedy for a breach of this warranty shall be SUN’s re-performance of the deficient Services or, if re-performance is commercially impracticable, a pro-rata refund of fees paid for the non-conforming portion of the Services.

9.3 Disclaimer. Except as expressly stipulated herein, all statutory, express, or implied conditions, warranties, and representations are excluded to the fullest extent permitted by law. SUN does not guarantee uninterrupted or error-free operation of the platform outside of agreed acceptance parameters.

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10. Intellectual Property Indemnification

10.1 SUN Indemnification. SUN shall defend Phoenix against third-party claims asserting that Phoenix’s authorized use of the SUN platform infringes any United Kingdom intellectual property rights, and SUN shall pay resulting damages finally awarded or agreed in a settlement, provided Phoenix promptly notifies SUN, cedes sole control of the defense and settlement, and provides reasonable cooperation.

10.2 Mitigation Options. If an infringement claim occurs or is likely, SUN may, at its sole discretion:

•	(a) procure the right for Phoenix to continue using the platform;

•	(b) modify or replace the platform so it becomes non-infringing; or

•	(c) terminate the affected services and refund prepaid, unused fees.

SUN shall have no liability for claims resulting from Phoenix content, unauthorized modifications, or combinations with non-SUN elements.

10.3 Phoenix Indemnification. Phoenix shall defend and indemnify SUN against third-party claims arising out of Phoenix content or breaches of Clause 6.4, subject to conditions analogous to Clause 10.1.

11. Limitation of Liability

11.1 Exclusions from Limitation. Nothing in this Agreement shall operate to exclude or limit either Party's liability for death or personal injury caused by negligence, fraud or fraudulent misrepresentation, or any other liability that cannot be excluded or limited by mandatory law.

11.2 Consequential Loss Waiver. Subject to Clause 11.1, neither Party shall be liable to the other for any loss of profit, loss of revenue, loss of anticipated savings, loss of goodwill, data corruption (excluding direct data restoration expenses), or any indirect, special, or consequential losses, whether arising in contract, tort (including negligence), or statutory breach.

11.3 Liability Cap. Subject to Clauses 11.1 and 11.2, each Party’s total aggregate liability arising out of or related to this Agreement, whether in contract, tort, or otherwise, shall be strictly capped at the total fees paid or payable by Phoenix under this Agreement in the twelve (12) months preceding the incident giving rise to liability. For breaches of confidentiality (Clause 8), data protection (Clause 7), or Phoenix’s indemnity under Clause 10.3, the cap shall be two (2) times such amount.

12. Records and Audit

12.1 Record Keeping. SUN shall maintain accurate financial records and documentation relating to invoices and milestone progression for a minimum retention period of three (3) years. Once per calendar year, Phoenix may audit such records upon at least ten (10) Business Days’ prior written notice during normal business hours via an independent auditor bound by strict confidentiality.

12.2 Overpayments. If an audit reveals an invoice overcharge exceeding five percent (5%) for the audited period, SUN shall promptly refund the overage and reimburse reasonable audit expenses; otherwise, audit expenses shall be borne by Phoenix.

13. Insurance

13.1 Coverage. Throughout the Term, SUN shall maintain commercially appropriate professional indemnity, public liability, and cyber liability insurance policies corresponding to the scope of Services.

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14. Force Majeure

14.1 Relief from Performance. Neither Party shall be held liable for delays or failures in performance resulting from acts, events, or causes beyond its reasonable control, excluding payment obligations. The affected Party shall notify the other promptly and deploy reasonable mitigation strategies. If a force majeure event continues for more than sixty (60) consecutive days, either Party may terminate the affected Services upon written notice without penalty.

15. Suspension and Termination

15.1 Termination for Cause. Either Party may terminate this Agreement immediately via written notice if the other Party:

•	(a) commits a material breach of this Agreement and fails to cure such breach within thirty (30) days following receipt of written notice demanding remedy;

•	(b) repeatedly breaches terms in a manner destroying commercial confidence; or

•	(c) becomes insolvent, enters administration, or ceases business operations.

15.2 Termination for Convenience. Phoenix may terminate this Agreement for convenience following the initial twelve (12) months of the Term by providing not less than ninety (90) days’ prior written notice, subject to full payment of accrued fees, pre-approved third-party commitments, and services rendered up to the effective date of termination.

15.3 Post-Termination Data Handling. Upon termination, Phoenix shall settle all outstanding undisputed invoices. SUN shall export and provide Phoenix data in a standard electronic format, following which SUN may delete remaining Phoenix data after ninety (90) days, unless legally required to retain it.

15.4 Survival. Clauses 5, 6, 7, 8, 10, 11, 12, 15.3, 16, and 17, alongside any provisions inherently intended to survive, shall survive the expiration or termination of this Agreement.

16. Notices

16.1 Communication Channels. All formal notices required under this Agreement must be in writing and delivered personally, sent by reputable international courier, or transmitted via email to the designated addresses set forth below:

Party	Address & Contact Details
SUN	10 Lily Pond Lane, East Hampton, New York 11937, USA Attention: Chief Executive Officer

Phoenix	2 St Cecilia St, Quarry Hill, Leeds LS2 7PA, United Kingdom Attention: James Gatuso

16.2 Receipt. Notices shall be deemed validly received: upon delivery if delivered by hand; at 9:00 a.m. local time on the second Business Day following dispatch by courier; or upon transmission confirmation if sent by email prior to 5:00 p.m. local time on a Business Day.

17. General Provisions

17.1 Assignment. Neither Party may assign or transfer this Agreement without the prior written consent of the other, except that SUN may assign this Agreement to an affiliate or corporate successor in connection with a merger, reorganization, or asset sale upon written notification.

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17.2 Independent Contractors. The Parties are independent contractors, and nothing herein establishes any partnership, joint venture, agency, or employment relationship.

17.3 Severability. If any provision of this Agreement is held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it valid, and the remaining provisions shall remain in full force and effect.

17.4 Third Party Rights. A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term hereof.

17.5 Governing Law and Jurisdiction. This Agreement, and any contractual or non-contractual disputes arising out of or in connection with it, shall be governed by, and construed in accordance with, the laws of England and Wales, and the courts of England and Wales shall have exclusive jurisdiction.

Schedule 1 — Scope, Milestones, and Acceptance Criteria

•	A. Initial Deployment: SUN shall configure the SUN platform for Phoenix; configure user roles, content management, and audience engagement elements; assist with content migration; produce documentation; and deliver remote administrator training.

•	B. Baseline Milestones:

○	M1 (Discovery and Solution Design): Target completion by 1 August 2026. Deliverable: Written solution design and implementation plan approved by Phoenix. Fee: US$25,000.

○	M2 (Configured Platform & Initial Integrations): Target completion by 1 September 2026. Deliverable: Core features active in staging environment and tested against scenarios. Fee: US$25,000.

○	M3 (Production Launch & Handover): Target completion by 1 October 2026. Deliverable: Production deployment, training, and documentation delivered. Fee: US$25,000.

•	C. Ongoing Services: Commencing 1 October 2026, SUN shall supply routine hosting, maintenance, monitoring, and optimization support.

•	D. Support Standards: SUN shall acknowledge severity-1 production incidents within one (1) Business Day and employ commercially reasonable recovery efforts.

Schedule 2 — Fee Schedule

Component	Amount	Invoice Timing
Initial Implementation Fee	US$50,000	Effective Date (1 July 2026)
Milestone M1	US$25,000	Upon acceptance or deemed acceptance
Milestone M2	US$25,000	Upon acceptance or deemed acceptance
Milestone M3	US$25,000	Upon acceptance or deemed acceptance
Ongoing Services	US$225,000	Monthly instalments starting 1 October 2026 32 x US$6,818.18 And 1 final instalment of US$6,818.24
Total Contract Value	US$350,000	Exclusive of VAT and applicable taxes

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Schedule 3 — Data Processing Terms

1.	Scope: SUN shall process personal data found within Phoenix content, user accounts, and analytics for the Term solely to administer the Services under written instructions from Phoenix.

2.	Operations: Processing encompasses storage, retrieval, hosting, structural transmission, and security upkeep.

3.	Data Categories: Data subjects include Phoenix personnel, artists, contractors, subscribers, and platform users.

4.	Subprocessors: SUN shall give Phoenix at least thirty (30) days’ prior notice before appointing new subprocessors, ensuring equivalent data protection terms are contractually imposed.

5.	Cross-Border Transfers: Transfers of personal data outside the UK or EEA shall incorporate approved transfer mechanisms, including the UK International Data Transfer Addendum.

IN WITNESS WHEREOF, the Parties have executed this Master Services and Digital Platform Agreement by their duly authorized representatives as of the Effective Date.

SUN		PHOENIX DANCE THEATRE

By:	/s/ Andrew MacLeod	By:	/s/ James Gatuso
	Andrew MacLeod		James Gatuso
Date: 08/06/2026		Date: 08/06/2026

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